Q2 2009 Earnings Call

Company Participants

 Kaleil Isaza Tuzman, Chairman and Chief Executive Officer
 Jonathan Hirst, Chief Financial Officer
 Gavin Campion, President

MANAGEMENT DISCUSSION

Operator

Good morning and thank you for participating in today's conference call to discuss KIT digital's Second Quarter Financial Results for the period ended June 30, 2009. With us today are Kaleil Isaza Tuzman, Chairman and Chief Executive Officer of KIT digital; Gavin Campion, the company's President; and Jonathan Hirst, the company's Chief Financial Officer. Following their remarks we will open up the call for questions.

Before I continue I would like to take a moment to read the company's Safe Harbor statement. Factors that could cause actual results to differ materially include risks and the uncertainties such as the inability to finance the company's operation or expansion and the ability to hire and retain qualified personnel, changes in the general economic climate including rising interest rates and unanticipated events such as terrorism activities.

Although the company believes that the expectations reflected in these forward-looking statements are reasonable, such statements should not be regarded as representation by the company or any other person that such forward-looking statements will be achieved. The company undertakes no duty to update any forward-looking statements whether as a result of new information, future events or otherwise. For further risk factors, see the risk factors associated with the company's review in today's SEC filings.

I would like to remind everyone this call will be available for replay through September 9th, 2009, starting this afternoon at 2:00 PM Eastern time. A webcast replay will be available via the link provided in today's press release. Now I would like to turn the call over to the Chairman and CEO of KIT digital, Mr. Kaleil Isaza Tuzman. Sir, please proceed.

Kaleil Isaza Tuzman, Chairman and Chief Executive Officer

Thank you. Good morning. I always get a kick out of those Safe Harbor statements. Sounds like it hasn't been updated probably in a while. I'm not sure if rising interest rates are at the top of our global risk profile at the moment. Anyway, good morning, everyone and good afternoon and evening to those of you calling in eastern parts of the world. My name is Kaleil Isaza Tuzman. Gavin, Jonathan and I are pleased to present our second quarter results, which we're quite excited about and which were issued in summary form in a press release this morning. Our 10-Q will be filed with the SEC this afternoon, which will give more detail in the MD&A.

KIT digital is at an exciting point in its development. Our accelerating revenue and operating EBITDA growth this quarter demonstrates the significant leverage in our business model. Since January 2008, which marked a change in management and the go-to-market strategy of the business, we've posted six consecutive strong quarters of client growth and operating margin expansion. Today, approximately 80% of our revenues are generated from our VX platform for asset management of IP-based video, and much of our revenues, as you know, are recurring in nature and therefore provide us, as management, a high visibility into future financial performance.

Subsequent to the quarter's end, we want to point out that, as you may know, we completed an equity offering, which we considered to be quite well structured. Common stock, no warrants, which provided, on a net-cash-proceeds basis, $18.2 million after deal-related expenses and the conversion of 3.7 million of interim promissory notes into common shares. There was also a secondary sale component of unaffiliated selling stockholders of 550,000 shares in the offering.

This offering facilitates our growth through strategic acquisitions. We will also use a limited portion of the proceeds from this offering for debt repayment and general corporate purposes including, but not limited to, potential restructuring of earn-out liabilities related to prior acquisitions.

On last Thursday, August 13, our shares began trading on the NASDAQ Global Market Exchange as opposed to the OTC bulletin board. As you know, our ticker is now KITD, as opposed to KDGL. The offering and the NASDAQ listing are important milestones that further advance our leadership in the IP video management industry. Over the next couple quarters, we expect to expand our market share and geographical reach organically, as well as through acquisition, while building on our strong positive cash flow development. We now operate on a free cash flow positive basis, covering our debt expenses and CapEx-related expenses.

Before we comment further, I'd like to turn over the call to our CFO, Jonathan Hirst, to review our financial highlights for the quarter. Afterwards, my partner, our President, Gavin Campion, will discuss second quarter operational highlights and the current state of the business. Following Gavin's presentation, I will discuss some of the important events and achievements of the quarter, as well as our outlook for the balance of 2009. Finally, of course, we'll open the call to your questions. Jonathan?

Jonathan Hirst, Chief Financial Officer

Hello. Thank you. Revenue in the second quarter of 2009 totaled a record $10.5 million, which is an increase of 9% from 9.6 million the previous quarter, and a 91% increase from $5.5 million in the same quarter a year ago. The company's revenues are primarily comprised of software license and maintenance fees, software set-up fees and technical and creative service charges.

Net loss for the second quarter of 2009 was $490,000 or $0.11 per basic and diluted share, compared to a net income the previous quarter of 158,000 or $0.04 per share and net loss in the second quarter of 2008 of 3.3 million or $1.40 per basic and diluted share.

In the second quarter of 2009, operating EBITDA—a non-GAAP term—totaled a record 671,000 or $0.16 per basic and diluted share, an increase of 239% from 198,000 or $0.05 per basic and diluted share in the previous quarter, and an improvement from the operating EBITDA loss of $2.2 million or $0.95 per basic and diluted share in the second quarter of 2008.

Turning now to the balance sheet, as of the end of the second quarter 2009 the company had cash and cash equivalents of $2.7 million as compared to $5.9 million at December 31. This difference was, in large part, due to earn-out payments related to prior acquisitions. And of course, as our Chairman has mentioned, we received net proceeds of $18.2 million primarily to finance acquisitions of competitive businesses.

This completes my prepared comments. I am happy to answer any questions you may have during the Q&A session. I would now like to turn this call over to our President, Gavin Campion, to discuss operational highlights for the quarter.

Gavin Campion, President

Well thank you, Jonathan, and thank you, Kaleil. Good morning, everybody. I think our performance in Q2 demonstrates our ongoing commitment to growth, and I think this coupled with the disciplined management decisions we're making, is resulting in the increased margin expansion. There are a number of operational highlights in the quarter that really helped deliver these results, and I think, importantly, continue to strengthen our business and position it for the future. I'm going to pick up on a few of these, just to give you a little flavor of some of the operational highlights in the areas of our core VX technology platform and in our business development.

Starting a little bit with the technology, the core of our business: our roadmap continues to be robust and continues to be delivered to schedule. The roadmap consists of a series of new releases, and in Q2 we delivered new releases consisting of a large number of functionality in a number of areas. I thought I'd take a minute just to pick a couple out: our core VX platform now has a world-class search engine optimization capability, something that we can charge for and also drives traffic to our players, resulting in further income for our business. We've had substantial releases in our IPTV offer (the set-top box deployment), which really positions us as the only three-screen provider that I'm aware of on a global basis.

We've had a number of key customer deliverables, offering such things as CMS integration, improved geo-blocking, social networking, RSS feed, and this is important because we're lining up our roadmap with market need and client need, and funding our R&D development moving forward through client deployment. And we've added a number of front-end branded players to our portfolio that are eminently re-sellable around our network.

We continue to centralize the global software development capabilities—and indeed the operational management of the company—in our European headquarters in Prague in the Czech Republic. The objective of this and the results this is yielding is (a) lower client delivery cost, (b) lower development cost and (c) enhancd operating margins as we move forward.

I think also the formation of technology and marketing partnerships like the partnership we announced with Akamai, at the end of June, demonstrate the unique value of our KIT VX platform and will further augment our direct sales and organic growth efforts moving forward. The strategic alliance with Akamai Technologies is designed to mutually package and resell each company's products and solutions across multiple mediums, including online mobile networks and IPTV enabled set-top boxes.

We also acquired in Q2 certain assets of broadband TV provider, Narrowstep, adding key clients and several key team members to our business, and from a technology standpoint, enhancing the company's Microsoft Silverlight capabilities.

And from a sales perspective, where we've introduced a large number of new initiatives and strong initiatives into our business, we continue to drive our organic growth and indeed our margin expansion. These include such things as sets of sales and marketing collateral, new sales incentive plans, and the continued refinement of our sales pipeline management—all of which are contributing to our success. And where it's really yielding a highly targeted and focused execution of our business development plan and ultimately yielding the strong organic growth are in the numbers you see in front of you.

All immediately bearing fruit in Q2 again, we've seen significant wins in all of our three regions, in the EMEA, in Americas and Asia Pacific. Wins such as MSN in Europe, PMT in Russia (a large-scale three-screen deployment in the Russian marketplace), and even winning in countries such as Bratislava in Q2.

Asia Pacific was strong for us, with Tabcorp's Sky Racing, Spirit of Tasmania. The Americas were strong with Citadel (220 radio stations in North America), The New York Post.

In total there were 11 very significant new wins in the quarter, and again I'm excited to see us winning business in every vertical we attack, in all of the regions of the world that we attack them, and I'm excited to see such a strong organic growth in our business.

Importantly, our average deal size continues to increase quarter-on-quarter as we position ourselves to the enterprise level client. The average monthly contract value now for Q2 was approximately $23,000 per month, and contract length of almost two years on average. I think this demonstrates how our positioning is paying off; we're securing greater reoccurring revenue as per our stated goals and I think it further reinforces our positioning as the leading provider of IP video technologies to the enterprise-level client on a global basis.

So, in summary I think our performance during the quarter reflects our ongoing commitment to growth coupled with margin expansion and disciplined management decisions. Importantly, we continue to invest in our technology, continue to invest in our people, and continue to invest in our processes for the future good of our business. So that's really all I wanted to say as an operational summary. I'm going to hand the call back over now.

Kaleil Isaza Tuzman, Chairman and Chief Executive Officer

Thanks, Gavin. Every time I get on one of these calls with Gavin, I feel like I might not be needed much longer. The terrific operational performance—particularly when we had a small team, including myself, on the road quite a bit over the last couple of months completing the work required for the registered offering that we just completed in the market. And we're just very blessed as a company to have the strength at the senior and middle management levels that allow us, both Gavin and myself, to undertake strategic initiatives and major client pitches without having to be overly concerned with what's going on on the home front on a day-to-day basis. And it's a great strength of the company.

I think that this nearly concludes our prepared remarks. We would like to comment just a bit to anticipate questions that might arise with reference to our acquisition strategy. As many of you know—we've stated it very clearly—we believe that there's an opportunity that's formed by the confluence of events of dislocated asset prices in our space and generally in digital media and, our view, very interesting and long-term endemic growth characteristic here around the enterprise-level client needing IP video solutions.

And we believe the lack of flexibility of certain competing players in the market, either due to lack of cash or capital structure issues related to having multiple series of venture rounds that create competing incentives amongst the capital structure, or other reasons that can often kind of freeze up strategic initiatives amongst our competitors… We know that some of the competing companies are private and you get varying reports on the numbers, but we believe that we're the largest player as measured by revenues and geographical reach and enterprise-level client reach in the sector. We are almost certain we're the only player that operates on a free cash flow positive basis and we think we've got a strong leg up with respect to operating discipline and depth of the team.

So, the combination of those factors has led us to believe that, on the foundation that we built here at KIT digital, we now have the opportunity to very selectively, with a great deal of discipline, and accretively, acquire client sets and revenues in the space. And acquire client relationships where appropriate, where the buy-versus-build decision comes out on the side of making an acquisition. We get approached quite a bit and clearly keep our feelers out in the market. We have narrowed down the interest in  the assets in which we're interested in to just a few overall, and ultimately would expect to do one or two acquisitions of note over the coming quarters.

One can never predict the timing of these things and I think the main reason we wanted to comment was to say the following: We will be disciplined with this approach. We will not overpay. We will not chase assets. We believe that there are assets that will come to us over time. We don't want to put ourselves in a position where we feel forced, because there's cash on the balance sheet, to execute something that may kind of have changed in its dynamic or may not be at the right price point for us. We feel comfortable with what we've got on the plate and we believe that we'll execute with deliberate speed and in due course. But, we will remain and continue to be disciplined with that approach.

One of the strategic initiatives that we talked about before on calls that I think now becomes—gets a little further up the priority list—would be an elimination of the small warrant overhang that the company has. It used to be a large warrant overhang, but we've been helped by the fact that certain warrants that pre-dated new management's entry in January 2008 have rolled off and continue to roll off in terms of their expiration dates. And then there are the warrants that were issued in the May 2008 PIPE that we would also have an interest in reducing—and believe those particular warrants total about 2.1 million in total today. They are cash-exercise warrants, so they're not mathematically dilutive, but they are something that we would like to work on potentially redeeming or eliminating.

Again, we'll approach this with discipline. If we can do so at the appropriate price for the company than we would do so, and otherwise we won't and, given the cash exercise warrants, we would welcome those warrant holders into the capital structure in due course.

So those are some additional, more informal comments. We look forward to reporting more positive results from our efforts in our current third quarter and revisiting this with you, and of course as usual we would like to thank our partners, our clients and our employees for their continued support and commitment to KIT digital.

Now we'd like to open the call to address your questions. Operator, if you could provide the appropriate instructions, that would be great.

Q&A

Operator

[Operator Instructions] And we'll take our first question from the line of Richard Fetyko with Merriman. Please go ahead.

<Q - Richard Fetyko>: Good morning, guys, or good afternoon. A couple of questions for Jonathan, perhaps. First the accounts receivable increased sequentially, I was curious as to if you could provide some color on that? Secondly in the gross margin line, but again just curious what you or what we should anticipate for the second half of this year, and perhaps even into next year in terms of gross margin trends? And then finally, the seasonality in the third quarter typically is the slowest quarter of the year, but considering the momentum you've had with new deal signings and the size of deals increasing, I was just wondering if we should anticipate a sequential decrease in revenues, flattish revenues or up revenues?

<A - Jonathan Hirst, Chief Financial Officer>: Thank you. With respect to the accounts receivable, we've closed a number of deals towards the end of June, and these typically will be received in the next two months in terms of cash received. Just the normal progress of our business.

<A - Kaleil Isaza Tuzman, Chairman and Chief Executive Officer>: Richard, I would just remind others on the call that may not be aware, that obviously we book revenues appropriately according to the contract even if cash comes in upfront. So, we have a good working capital dynamic in the business, and as you know, of course we recognize those revenues over the course of the contract based on the services delivered. So, that's just a function of timing as Jonathan had pointed out, and actually is a good thing because it signals some deals—that Gavin had mentioned—some larger enterprise deals that had been occurring.

Your other two questions: we had a little bit of difficulty hearing you, but I think you've asked about gross margins and then secondarily, you had asked about third quarter seasonality. With respect to gross margins, I think as you know, and we've been very consistent about this over the course of the last six quarters: we manage to operating cash flow – we manage really to cash flow because we don't capitalize R&D, as Gavin had pointed out. And we have relatively limited CapEx as a software-focused company.

So, in the fourth quarter of last year, after we did the Visual acquisition, we decided to, as much as possible, variabilize the cost related to our services areas because we felt this was a good discipline for management. And so what we did is…a lot of that gets pushed up above the gross line in costs of goods and services now, but really this is just a presentation issue. If you look at the underlying business, what you'll see is that operating margins have been constantly expanding, and what happens by putting costs of the goods and services area above the line, although it begs gross margin questions like this a conference call, it ultimately ends up enforcing a greater discipline with management. Then you have to look apples-to-apples at whether in a given client circumstance should you use, internal services or outside services…

And I think as many of you know on the call, our gross margin is really a mix of two very different margin dynamics. You've got the software piece (our VX platform piece, let's call it) that is very high margin if you kind of stripped it out, and then you have our services piece, which is very low margin. And the services piece obviously functions in a way as a – it's not really a cost of sales, but it's a way of retaining clients, embedding yourself in clients and begetting future VX software business. So, you really have a blend of those two margins that come out as your gross—so we really end up managing to the bottom line.

And in a sense, as we get more disciplined about variabilizing all costs related to those non-VX services, as we have over the last few quarters, you see a slight decrease on the gross line, but we think the net result of that is positive with respect to what it does for management—and ultimately we think the strategic value of the company—which we ultimately think will be judged by our clients, its software and its cash flow.

With respect to your question on Q3, as you know, our policy is to give guidance once per year. We gave it in January 2008, we've given it in January 2009, and then we keep the discipline of keeping ourselves accountable to that guidance throughout the year, which we think ultimately is actually a better discipline than revising your guidance every quarter and by the time you're in your third or fourth quarter, no one remembers what you said the first or second quarter.

So, we're not going to revise our guidance, and we don't give quarterly specific guidance. What I can tell you is you're correct that in past years, I think for five or six years running, you've had slight declines in Q3 over Q2 just as a function of the northern hemisphere's summer and lower usage rates in general in digital media and less services revenue, etcetera for projects in the summer time. And at the same time we've bucked that seasonality trend in Q1 over Q4—which has also historically existed—and last year I think we only went down 1 or 2% Q3 over Q2. So, we're not giving guidance for the quarter. You're way of thinking about it is correct, but we feel, as Gavin has commented, that the business is moving forward very strongly, and we're not in a position at this time to tell you exactly where it will come out in Q3.

<Q - Richard Fetyko>: Okay. If I may follow up then on the gross margins: I understand the dynamics, I was just curious what we should anticipate in terms of gross margins off of the 47% gross margins in the second quarter? I believe you struck a partnership with Akamai? I don't know if that changes anything in terms of what you pay for bandwidth costs? And I know that Akamai has been renegotiating deals with some of their other customers that have lowered—sort of provided for lower costs as well—and then perhaps there are other areas where you're making some adjustments in terms of costs that will change your margins in the future quarters? So, I was just kind of curious about the anticipated trends in gross margins that we should foresee?

<A - Kaleil Isaza Tuzman, Chairman and Chief Executive Officer>: Yeah. I think there is a little bit of improvement in that area. I think that's a fair point, and I just want to underline the point before, if I just didn't make it clear. If we were to move some of those costs of services costs below the gross line, which I would argue you that would see in a lot of other cases—because really at the end of the day you have to make a decision on how you present your numbers—we would have much higher gross margins. We would have the same operating margin, and I would say, I would posit to you that if you looked at other companies in the space—I know there aren't that many that are public frankly—but if you look at other comparable companies that are public and you look at the way they would do that, they would often have that below the gross line.

So, they might avoid questions like this, but ultimately I think probably have a less healthy business because they would be less focused on reducing those goods and services-related costs. In any event, I think that we don't manage to gross margin, but I do think that there is some positive effect from the Akamai deal in the future which obviously you don't see in Q2 really, given that it closed at the end of Q2.

<Q - Richard Fetyko>: Okay. Thanks.

<A - Kaleil Isaza Tuzman, Chairman and Chief Executive Officer>: Thanks, Richard.

Operator

[Operator Instructions] And our next question will come from the line of Steve Emerson with Emerson Investments. Please go ahead.

<Q - J. Steven Emerson>: First of all, congratulations on a great quarter during trying times.

<A - Kaleil Isaza Tuzman, Chairman and Chief Executive Officer>: Thanks, Steve.

<Q - J. Steven Emerson>: To try to get a little better flavor for upcoming business on a more open-ended basis, can you talk about business wins since the end of the quarter? Any new developments other than the aforementioned Akamai? And then perhaps the 11 contracts you signed, when these accounts are ramped up, what volume would you expect? And how much time should it take for these volumes to ramp up?

<A - Gavin Campion, President>: Hi Steve, this is Gavin. Thanks for your question. I can certainly say that our new business strategy and the execution of that in the marketplace is going from strength to strength, as seen from our numbers for the last six quarters. And I'm very excited about the strength of our pipeline going into Q3, Q4 and even into next year. There's a lot of activity in business development, functioning currently right across the business. We're going to the enterprise-level deals, the higher margin deals, the three-screen deal, the global deals, and these often come with a slightly longer lead time to win.

And I think we are successfully now targeting, better targeting the types of clients we want to work with both in different verticals and different regions of the world and quickly drawing down that lead time to win clients. So, I feel incredibly positive that we will continue our new business win curve.

And I think from the 11 or so enterprise-level clients we picked up in Q2, it's true to say that we're still in development and deployment phase with a number of those at the moment—which really means the reconfiguration of the software and service capability to a specific requirement in some cases. Some of them actually haven't fully launched as yet and excitingly, again, this tends to be the lower-margin phase of the relationship with those types of clients.

We obviously do have usage forecasts; we assist our clients, as the experts and as the market leaders in our category, with the kind of outcomes that they may seek to expect and provide strategic input, and have a good feel for the ramp-up of volume that they may see and we may experience through those clients. And as I said, I think in my summary earlier, we've calculated an average monthly reoccurring value of those 11 clients at $23,000 a month, which I think in Q1 we were more at the $16,500 per month level—somewhere of that order.

So, yes, some of them are yet to deploy but we do have a very strong view on their ramp-up and they're all deploying imminently. Some have deployed, some are deploying, and we feel we've got good, strong, strategically strong ramp-up curves mapped out with those and use that obviously for our forecasting in the business on a go-forward basis.

<Q - J. Steven Emerson>: Sounds excellent. On a financial basis, now that you've paid off certain of these obligations, how much cash would you estimate you have at this time, and then unused bank lines?

<A - Kaleil Isaza Tuzman, Chairman and Chief Executive Officer>: Hey, Steve, it's Kaleil. The three of us actually have just been looking at this over the last 24 hours because we actually didn't get the wire from the financing until yesterday morning.

<Q - J. Steven Emerson>: So it's too soon?

<A - Kaleil Isaza Tuzman, Chairman and Chief Executive Officer>: Yeah, it's too soon really but I think what we can tell you just so that there's as little mystery as possible: I think at the end of the day there's probably going to be say three plus million total of debt or leases that we would be paying off. Including amortization of principal and interest expense, this would probably be something—and I'm going to say this comment subject to Jonathan's correction because this is a very dynamic process that we're just now digging into—but it probably is around, I would say, $150,000 to $200,000 of monthly costs related to amortization of principal and interest expense that we've eliminated through this. In fact, I know about half of it—maybe the bulk of it—was repaid yesterday.

So, I think pro forma of that and looking at the net cash proceeds of the offering and the existing cash we had on the balance sheet prior to the deal, we're probably talking about something that ends up between around $19 or $20 million of cash—kind of a departure point prior to looking at strategic initiatives that we described. Primarily acquisitions, of course, but also we might look at a small restructuring of a remaining earn-out liability or a redemption of a small amount of warrants or something like that. I think $19 to $20 million is probably around our departure point on a cash basis.

<Q - J. Steven Emerson>: Excellent. Again, congratulations.

<A - Kaleil Isaza Tuzman, Chairman and Chief Executive Officer>: Thanks, Steve.

Operator

And we'll take our next question from the line of Steve Maiden with Maiden Capital. Please go ahead.

<Q - Steve Maiden>: Hi, guys. Congrats on another great quarter. Just a few questions. One, I think I noticed ARPU rising. I just wanted to see if you could comment on that? Is that something – is that a trend that we could see going forward?

<A - Kaleil Isaza Tuzman, Chairman and Chief Executive Officer>: Yeah. As Gavin mentioned, I think we are around $7,000 or $7,500 per month per client on average in terms of the existing client base. And as Gavin mentioned, in Q1 new client contracts were going up to the mid-teens and now we're kind of in the low 20s. Our aim has been to lift ARPU on a structural basis.

Obviously usage fees lift ARPU naturally, and I believe when we came in as new management a year-and-a-half ago, the ARPU was around $4,000 per month. So, there's been a pretty consistent, steady rise in ARPU and I don't—Gavin, definitely correct me if you think I'm wrong in the way that I'm putting this—I don't really see a near-term limit to that rise because our average client is a very large corporation.

IP video is expanding at a pace, frankly, that's faster than we're expanding because our clients probably sit near the conservative end of the decision-making-in-CapEx-expenditure-spectrum, and they do, on a relative basis, very little business with us relative to what they could do. This could be measured by the number of divisions that we work in versus the total number of divisions we could work in the corporation or the number of seats that are currently using the software versus the number of seats that could use it, or management endorsement and usage levels with software. So, I think really there's a lot of room for ARPU expansion across the base. Gavin, I don't know if you would be in agreement or if you have anything to add.

<A - Gavin Campion, President>: Well, I'd be in agreement and I think the curve today demonstrates that and I'm pretty confident that curve will continue moving forward.

<Q - Steve Maiden>: Okay, great. Another question: can you be more specific on the timing of the first acquisition you're considering?

<A - Kaleil Isaza Tuzman, Chairman and Chief Executive Officer>: Yeah. I was suspecting we might get that question. We need to answer that very carefully. Naturally, since we recently closed our equity offering, we don't have any acquisition under agreement, certainly not binding agreement and even any non-binding agreement that we have a reasonable certainty around close. If we did have that, then clearly we would have disclosed it in the offering.

I think that we are now exceedingly focused on bringing discussions forward. In particular, you're asking about a first potential acquisition to that point. And that's something that we would like to ideally bring to closure and be able to talk about even in this quarter. That's obviously dependent on things that are not completely in our control, but I hope that gives you and investors a sense of our focus.

<Q - Steve Maiden>: No. That's helpful. And then just a final question, can you talk sort of big picture…I thought that Akamai release was really meaningful for a company your size partnering with the 10,000 pound gorilla. Can you talk about how that integration has gone since the announcement or a general overview of what this could mean in terms of growth for your business?

<A - Kaleil Isaza Tuzman, Chairman and Chief Executive Officer>: Yeah, we're in the beginning stages of the commercial deployment of the partnership and there's a bit in the beginning around making sure that the integration from a product set is appropriate and ready for prime time, and we're probably weeks into—not even months—Into the process of approaching clients together.

In the way that Gavin and Jonathan and myself map out development of the business, I want to be clear that we do not include an uplift from Akamai, and the reason we don't is not that we don't believe that it will happen, but because we want to make sure that our planning is based on our own engine, our own gasoline, and since we don't know how that's going to plan out, we prefer to leave that as kind of “found money” in our planning process.

I think that the CDNs in general, not just Akamai, increasingly are realizing (and there's been quite a bit of press on this recently as well) that it's a difficult business to be in without also either having a strong partnership with or in some cases even acquiring assets that provide more stickiness with their clients. Obviously asset management—kind of the dashboard, the master control system as it were—that we provide in managing the video enhances that stickiness quite a bit. And so I think that it's an important partnership both strategically and commercially, but we have not baked it into our numbers yet. So, sorry for the wishy-washy answer to your question, Steve, but that's the reality right now.

<Q - Steve Maiden>: No, that's good. That's helpful. Great. Keep it up. Thanks guys.

<A - Kaleil Isaza Tuzman, Chairman and Chief Executive Officer>: Thanks.

Operator

[Operator Instructions] And we'll go next to the line of Robert LeBoyer with Parthenon Associates . Please go ahead.

<Q>: Good morning, and congratulations on the great quarter.

<A - Kaleil Isaza Tuzman, Chairman and Chief Executive Officer>: Hey, Robert.

<Q>: The question I had was basically answered with the first question when you said that you were not going to change guidance, but it would seem to me that everything is going as planned or better, and the fundamentals of the business are working ahead of schedule and ahead of what I had anticipated. So, it would seem that unless the fourth quarter is flat or has some kind of negative developments, it would seem that you would be able to beat the guidance from January on both the revenue and the EBITDA numbers. So, my question is basically do you expect the fundamentals, in terms of increases in the client engagements, and the value to carry through near term in the fourth quarter? Or is this something where you may have booked a lot of business upfront and then things might be flat for the rest of the year?

<A - Kaleil Isaza Tuzman, Chairman and Chief Executive Officer>: Thanks for your question, Robert. As you know from the way we recognize revenue and so forth it doesn't really work that way. It's not really a matter of booking it upfront. Even if money comes in upfront, obviously we book those revenues over the course of the appropriate contracts, so that's not the case.

Don't confuse, please, our lack of revision of guidance as anything but a policy issue. We have a very tight and disciplined governance structure. Steve Felsher is head of our audit committee and lead independent director, and was the CFO of a large public company for 20-something years. His view is very negative in general on giving guidance and so the compromise that we've arrived at, to be frank with you, is that historically, being last year and this year—so I may not exaggerate the trend—we've given guidance, guidance for the year. We hold ourselves accountable for that guidance.

As the year goes on I think it's clear that the trend has been very good for us so far, and I think Gavin's comments make it clear that we see that trend continuing. And we feel great about the business and we feel very – we're very blessed. We feel like we're in a sector that's growing and the enterprise clients are discovering it in a way that individuals discovered it years ago with YouTube and other consumer applications. And the enterprise does a ton with video. Obviously media and entertainment companies, in terms of entertainment video and television, but also corporate with security and surveillance systems and human resources and training systems and corporate communications, et cetera. There's just a lot going on with video and the corporation and almost every major corporation is a target client for us because very few of them have moved over to IP video.

So, we feel great about the business, Robert. We're in the right spot and the trend's going in the right direction. But unfortunately our hands are tied with respect to revising guidance and that's just the way it is, and that's the way it's going to continue.

<Q>: Okay. That's helpful. In spite of the fact that you didn't answer the question, those comments are helpful. And I completely agree. Everything sounds like it's going in your favor. Congratulations again, and I look forward to the next quarter.

<A - Kaleil Isaza Tuzman, Chairman and Chief Executive Officer>: Alright. Sorry I couldn't answer the question directly, Robert. Thanks.

Operator

And we'll go next to the site of Peter Ogan with Stifel Nicolaus. Please go ahead.

<Q>: Congratulations, Kaleil. It looks like a great quarter again. In looking at the value of the company and the 8.3 million shares, it looks like you're valued at about $58 million. Assuming you do $40 million in revenue, you're trading at about 1.5 times revenue. And it looks like Google paid about 6.5 times revenue to...

<A - Kaleil Isaza Tuzman, Chairman and Chief Executive Officer>: Peter I certainly apologize for the interruption. I hate doing that. I just want to clarify obviously here, as we commented earlier in the call, there's a lot of net cash in the balance sheet at this point. So, I would think that you'd probably want to back that cash out of your multiple. But go ahead.

<Q>: So, meaning it's better than I said?

<A - Kaleil Isaza Tuzman, Chairman and Chief Executive Officer>: Well, I think that the way we look at it right now, given the cash relative to the company size, is probably more an enterprise value basis in terms of the way we think of where we are and obviously creating value for shareholders. But go ahead. Let me not interrupt you.

<Q>: I'm just looking at the numbers. It just seems that you could be currently undervalued at this price. I was just wondering what your thoughts were on that?

<A - Kaleil Isaza Tuzman, Chairman and Chief Executive Officer>: Well that's a tough question for a CEO. I mean we obviously always think we're always undervalued. I think the fact that Gavin and myself re-invested in the company in this round probably is the best way to underline that point. As I said, relative to Steve Emerson's question earlier in the call, we're probably talking about a departure point. And don't quote me on this, I wasn't being exact, because we're very early in the process, but I think $19 or $20 million of departure point in cash before looking at some of these strategic options. And we are committed, by the way, to keeping a very healthy balance sheet and having net cash of at least a couple of billing cycles and so forth.

So, I think at the end of the day you do have to look at that cash level as well and that obviously affects valuation positively. That's why we said—maybe I'll answer this way Peter—that's why I really tried to emphasize before we went into the Q&A section that we're going to be disciplined on the acquisition front. Our view is that we are undervalued and our view is that we'll only do deals that really clear the buy-versus-build analysis threshold by a large margin and that we want to be careful not to do anything that wouldn't be accretive.

And to Richard Fetyko's earlier question, we measure that really against cash flow and nothing else with respect to that accretion analysis. So, that's the conundrum we're in. The good news is that in this environment where venture capital is largely frozen up, there are some companies that need some help, and sometimes—as with Narrowstep—we just can assume some customers type, and there may be other situations like that. We will let opportunities come to us in that respect and won't chase valuations for the reason that's implicit in your question.

<Q>: Thanks. I appreciate the efforts you're putting forward. Thank you.

<A - Kaleil Isaza Tuzman, Chairman and Chief Executive Officer>: Thanks, Peter.

Operator

And we'll go once more to the line of Richard Fetyko with Merriman. Please go ahead, sir.

<Q - Richard Fetyko>: Hi, guys. Just curious on a couple of the new wins in the quarter that you mentioned: PMT in Russia and MSN in Europe. Curious if you could elaborate on what kind of applications implementations those were?

<A - Gavin Campion, President>: Sure, Richard. This is Gavin. I'm particularly excited about the PMT win in Russia, it's a very significant piece of business for us. Many hundreds of thousands of dollars in establishing solution and rolling out the software as a service provision for them, the multi-screen. That's a very innovative and strategically very smart solution, delivering content across three screens to the Russian population. We're providing the back-end to that capability and the full software suite. And it's particularly exciting because of the scale of the deployment. It's a real land grab in the Russian market place. And we've actually been relatively conservative in the way we forecast that out from a volume point of view, to the earlier question, because it's being done on a scale that we really haven't seen in that marketplace before.

It's a pretty record deployment as well. It's going to go live in the next six weeks or so. And it's an anchor client on a go-forward basis for KIT digital. And also nice to drive further into the Russian marketplace where I think there's a lot of opportunity, there's a lot of investment in the infrastructure. And there's a lot of kind of innovative and organization-seeking kind of leapfrog extended set around the world. A terrific win for us out of EMEA.

MSN, the other part of your question, is becoming a very significant client for us. I think we're currently providing service and billing into 14 MSN brands around the world. But I'd have to check the exact number, Richard, whether it's 13 or 14. Obviously a flagship brand on a global basis for website portals and the solutions that we're providing into MSN are providing significant value for them and we're looking to leverage that further around the world through our distributed sales team at the moment. So, two really impressive wins for us coming out of the EMEA region in Q2.

<A - Kaleil Isaza Tuzman, Chairman and Chief Executive Officer>: Richard, I might use the opportunity to piggy-back on Gavin's comments just by clarifying to folks on the call, who may not have heard this message from us before, that it's tempting to look at emerging markets like Russia, or even parts of Southern Europe and other areas we've talked about before in previous quarters, as less sophisticated, less advanced and so forth, in this type of technology than North America; in fact that would not be true and it's very important to recognize that due to, frankly, our very serviceable and good, traditional digital infrastructure in the U.S., and because of cell-based penetration and the competitive dynamic and lobbying dynamic of carriers and MSOs in the U.S., it's taken longer ironically for certain types of IP video infrastructure to take off in North America than in other parts of the world.

So, when you look at 3G and 4G penetration, you look at the provisioning to the home that allows for IPTV in concentrated urban areas, you'll actually find that—very strangely perhaps, to someone who is on the call and not working in these markets on a regular basis—you'll see places in Russia and East Asia and South Asia and Brazil and Southern Europe and so forth where you actually have greater immediate commercial opportunity around IP video than you have in certain, in more sectors in North America. And that has to do with technology “leapfrogging” and the deployment and frankly regulatory regimes as well around standardization of protocols and standardization of homes-per-head-end and provisioning. That's going to change and the U.S.; in my view, we have the most adaptive consumer, the most adaptive business environment and clearly the strongest of the application-layer and consumption patterns around IP video. So, I think that North America's, in a sense, been a growth market in this area from our perspective at the enterprise level across the three screens. And we're going to take advantage of that growth market.

And we feel like we have this opportunity—which isn't that common—where we think we have sharper tools in the shed because we're operating in markets where there are deployments that are ahead, sometimes by months or a couple years or whatever, compared to what's going on right now in the network environment in the U.S. So we are seeing things earlier, and we think as it happens in North America, we'll be better positioned than some other players in the market that may be strictly operating today in the browser environment and that may not be operating with the large enterprise, the multi-point publishing capabilities and so forth, with the large enterprise.

So, I just used the excuse of your question to make a broader point about a conscious strategy of ours to operate where the real commercial opportunities are more near-term, sharpen the tools in the shed as a result of that, and then we can take advantage of what may end up being the biggest wave of…actually China will probably be the biggest wave around this, but what certainly will be a very big wave of IP video consumption and IP video deployment at the enterprise in North America.

<Q - Richard Fetyko>: If I may follow up on these deals, not just PMT or MSN but all the 11 enterprise deals that you're signing and others, the structure of these deals, it sounds like the average revenue per month is going up. Is there some minimum? But on top of that, are there volume driven terms of the deal where if you pass certain thresholds of volume, could you actually generate more revenue per customer than some of these minimums?

<A - Gavin Campion, President>: Well, yes, absolutely we do. I've said a number of times I think on these calls that the end-consumer demand at the moment for IP video solutions outstrips the quality of supply of them on a global basis. And so, yes, of those 11 deals, I'm trying to think of one that doesn't have a volume-driven component. Pretty much all of our deals across the company have a usage or a volume-driven component in the contract.

So, yes, we have configuration in the VX software service suite and we have some set up, and we have license fees as you would expect on an ongoing basis. But we always factor volume within all of the deals. I think as part of our positioning as the global market leader and taking responsibility for driving the solutions to our clients as we do for driving the market as a whole on a global basis, we take responsibility for driving the volume within our clients' businesses and ensure that we share in the upside in every case, yes.

<Q - Richard Fetyko>: And the usage-driven component of the contract: when does that sort of true-up happen? In other words, does it happen on a month-to-month basis? Or does it accumulate and then it happens in the last quarter of the year? Do you understand my question?

<A - Gavin Campion, President>: I'm not sure I do. Sorry.

<Q - Richard Fetyko>: So, if a client's platform is generating more traffic and usage in a particular month than the threshold that you've set out, does it get charged overage fees in that month or is it at the end of the year that it accumulates? Is the threshold on an annual basis or a monthly basis, I guess?

<A - Gavin Campion, President>: They're almost always on a monthly basis, and in the majority of cases on a pure variable model against the volume within that month.

<Q - Richard Fetyko>: Okay.

<A - Gavin Campion, President>: I think there's a couple that maybe have quarterly thresholds, whereas if we tip over that threshold we get a kicker at the end of the quarter. But they're pretty much all on month-by-month variable. us.

<Q - Richard Fetyko>: And then lastly, are your clients asking you for help with driving traffic to and increasing usage of their video platform and offering? Are you involved in those conversations and initiatives?

<A - Gavin Campion, President>: Yeah, I think with our positioning as a value-added provider we certainly are. One of the first and most successful things we did with this company as new management came in was shift ourselves from the perceived cost side of the client's ledger to the revenue-generating side of the ledger. Thankfully, we did that as we went through gloomier economic times, so they've been to us for advice rather than been to us for cost cuts.

And I think we need to take responsibility for that because in the enterprise level, especially in some of the developing regions or in some of the more innovative and higher margin verticals that we go into, we need to use our expertise to assist the clients to drive their business. The great thing about it is—I mean it's a small, very small portion of our revenue—but we get paid for it and then we get paid for the success of it through the usage fees you were just referring to.

<Q - Richard Fetyko>: Okay. Thanks, guys. That's all.

<A - Gavin Campion, President>: Thank you.

Operator

At this time this concludes our question-and-answer session. I would now like to turn the call back over to Mr. Isaza Tuzman. Please, sir, go ahead.

Kaleil Isaza Tuzman, Chairman and Chief Executive Officer

Thank you, Operator. Right on schedule. I appreciate your time. We all thank you for your involvement in the company and we are available by 24x7. We've made a practice at the end of these calls of giving you our email and telephone number. And so it's gavin@kitd.com, kaleil@kitd.com, and jonathan@kitd.com. And you can reach us at +1-646-502-7484. Thank you very much for your support. Talk to you next quarter.

Operator

Thank you ladies and gentlemen for joining us today for our presentation. You may now disconnect.

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